      As filed with the Securities and Exchange Commission on September 20, 2000
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

           SINGAPORE                                  NOT APPLICABLE
-------------------------------             ----------------------------------
(State or Other Jurisdiction of                      (I.R.S. Employer
       Incorporation)                             Identification Number)

                             ----------------------

                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                  (65) 844-3366
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                                MICHAEL E. MARKS
                             CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.
                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                  (65) 844-3366
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              --------------------

                                   Copies to:
                             David K. Michaels, Esq.
                                Tram T. Phi, Esq.
                               David C. Owen, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                              --------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             PROPOSED              PROPOSED
           TITLE OF SHARES              AMOUNT TO BE    MAXIMUM AGGREGATE      MAXIMUM AGGREGATE        AMOUNT OF
           TO BE REGISTERED              REGISTERED     PRICE PER UNIT (1)    OFFERING PRICE (1)    REGISTRATION FEE(2)
=========================================================================================================================
Ordinary Shares, S$.01 par value per     16,644,051          $82.5625          $1,374,174,460.69       $362,782.06
share
=========================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's ordinary shares on September 15, 2000, as reported on the Nasdaq National Market pursuant to Rule 457(c).

(2) 7,632,037 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-65659, Form S-3, Registration No. 333-77515, Form S-3, Registration No. 333-87601, Form S-3, Registration No. 333-94941, Form S-3, Registration No. 333-41646, for which filing fees were previously paid in an aggregate amount of $166,351.69. Accordingly, an additional filing fee of $196,430.36 is payable in connection with this Registration Statement.

        Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus which constitutes part of this Registration Statement is a combined prospectus and also relates to ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-65659, Form S-3, Registration No. 333-77515, Form S-3, Registration No. 333-87601, Form S-3, Registration No. 333-94941, and Form S-3, Registration No. 333-41646. This Registration Statement also constitutes Post-Effective Amendment No. 6 to Registration Statement No. 333-65659, Post-Effective Amendment No. 4 to Registration Statement No. 333-77515, Post-Effective Amendment No. 3 to Registration Statement No. 333-87601, Post-Effective Amendment No. 2 to Registration Statement No. 333-94941, and Post-Effective Amendment No. 1 to Registration Statement No. 333-41646. Such Post-Effective Amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.
                        Up To 16,644,051 Ordinary Shares


                                 ---------------

        The 16,644,051 ordinary shares covered by this prospectus were previously issued by us in our acquisitions of Chatham Technologies, Inc., IEC Holdings Ltd., Lightning Metal Specialties, Incorporated, Coating Technologies, Inc., Lightning Tool and Design, Inc., Lightning Metal Specialties E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd., Lightning Manufacturing Solutions Texas, L.L.C., Lightning Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80 Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd, L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II Partnership, Photonic Packaging Technologies, Inc., Palo Alto Products International Pte. Ltd., Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Sri, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oyj, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. These ordinary shares may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

        The selling shareholders may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

        We will not receive any of the proceeds from the sale of these shares.

        The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On September 19, 2000, the closing sale price of the ordinary shares was $83 7/8 per share.

                                 ---------------

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








                 The date of this prospectus is __________, 2000.

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
Where You Can Find More Information.....................................................................       2
Forward-Looking Statements..............................................................................       3
The Company.............................................................................................       3
Enforcement of Civil Liabilities .......................................................................       3
Risk Factors............................................................................................       3
Use of Proceeds.........................................................................................       9
Selling Shareholders....................................................................................       9
Plan of Distribution....................................................................................      14
Legal Matters...........................................................................................      15
Experts.................................................................................................      15


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our ordinary shares. Copies of this registration statement, along with the reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

        - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

        - our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

        - our Current Reports on Form 8-K filed with the SEC on June 13, 2000, June 19, 2000, June 22, 2000, June 27, 2000, September 15,
             2000, September 19, 2000 and September 19, 2000; and

        - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

        You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                               2090 Fortune Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                            Telephone: (408) 576-7296

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                           FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.


                                   THE COMPANY

        We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. Our strategy is to provide customers with the ability to outsource, on a global basis, a complete product where we take responsibility for engineering, supply chain management, assembly, integration, test and logistics management. We provide complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices in the United States are located at 2090 Fortune Drive, San Jose, California 95131. Our telephone number is (408) 576-5000.

                        ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of these persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon these persons or Flextronics or to enforce against them in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities law of the United States. Allen & Gledhill has also advised us that there is doubt as to whether Singapore courts will enforce, either in original actions or in actions for the enforcement of judgments of United States courts, civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

        You should carefully consider the following factors as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in our ordinary shares. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

        We have grown rapidly in recent periods. Our workforce has more than tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

        We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

        - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

        - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

        -    we may incur cost overruns;

        - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

        - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

        In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million, both in the first fiscal quarter of fiscal 2001.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

        We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future, including our recent agreements to acquire JIT Holdings Ltd. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

        To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

        In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

        -    diversion of management's attention;

        - potential loss of key employees and customers of the acquired companies;

        - lack of experience operating in the geographic market of the acquired business; and

        -    an increase in our expenses and working capital requirements.

        Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

        We have new customer relationships from which we are not yet receiving significant revenues, and orders from these customers may not reach anticipated levels.

        We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

        Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

        In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

        We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

        -    the timing of customer orders;

        -    the volume of these orders relative to our capacity;

        -    market acceptance of customers' new products;

        -    changes in demand for customers' products and product obsolescence;

        -    the timing of our expenditures in anticipation of future orders;

        -    our effectiveness in managing manufacturing processes;

        -    changes in the cost and availability of labor and components;

        -    changes in our product mix;

        -    changes in economic conditions;

        - local factors and events that may affect our production volume, such as local holidays; and

        -    seasonality in customers' product requirements.

        One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

        Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers accounted for approximately 42% of consolidated net sales in fiscal 2000. Our largest customer during fiscal 2000 was Ericsson, accounting for approximately 14% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not be able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

        Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

        - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

        - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

        -    recessionary periods in our customers' markets.

        If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

        A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

        At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

        The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

        In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

        We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

        Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

        The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

        -    fluctuations in the value of currencies;

        -    changes in labor conditions;

        -    longer payment cycles;

        -    greater difficulty in collecting accounts receivable;

        -    burdens and costs of compliance with a variety of foreign laws;

        -    political and economic instability;

        -    increases in duties and taxation;

        - imposition of restrictions on currency conversion or the transfer of funds;

        -    limitations on imports or exports;

        -    expropriation of private enterprises; and

        - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

        The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

        A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the euro, the krona and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

        Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

        We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

        The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

        The following table sets forth information regarding the selling shareholders, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, and the nature of any position, office or other material relationship which each selling shareholder has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named shareholders, and any person who may purchase shares offered hereby from any named shareholders in a private transaction in which they are assigned the shareholders' rights to registration of their shares, are referred to in this prospectus as the "selling shareholders."

        Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling shareholder as of September 15, 2000. All of these shares were acquired by the selling shareholders in connection with our acquisitions of Chatham Technologies, Inc., IEC Holdings Ltd., Lightning Metal Specialties, Incorporated, Coating Technologies, Inc., Lightning Tool and Design, Inc., Lightning Metal Specialties E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd., Lightning Manufacturing Solutions Texas, L.L.C., Lightning Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80 Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd, L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II Partnership, Photonic Packaging Technologies, Inc., Palo Alto Products International Pte Ltd, Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Sri, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oyj, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. Percentage ownership is based upon 202,053,810 outstanding ordinary shares as of September 15, 2000.

        The selling shareholders may offer from time to time all or some of their shares under this prospectus. Because the selling shareholders are not obligated to sell their shares, and because the selling shareholders also may acquire our publicly traded ordinary shares, we cannot estimate how many shares the selling shareholders will own after this offering.

                                                                           SHARES OWNED PRIOR
                                                                             TO THE OFFERING       SHARES BEING
                                 NAME                                       NUMBER          %         OFFERED
                                 ----                                       ------          -         -------
Hui Shing Leong(1)                                                        3,341,340        1.7       1,089,000
Seppo Parhankangas(2)                                                     2,379,284        1.2       2,379,284
KC Enclosures, LLC(3)                                                     1,947,467         *        1,947,467
Moore Global Investments, Inc.(4)                                           888,466         *          888,466
Dennis and Diane Kottke(5)                                                  884,566         *          884,566
Paribas Principal Incorporated                                              616,148         *          616,148
Frank J. Dotzler as Trustee of the Declaration of Trust of Frank J.
Dotzler dated August 8, 1991, as amended(6)                                 579,662         *          579,662
Ron Arder, Jr.(7)                                                           559,598         *          559,598
Neil Chan(8)                                                                528,824         *          528,824
Jeffrey S. Dickson                                                          427,340         *          427,340
James Sacherman(9)                                                          406,915         *          406,915
John Toor(10)                                                               309,046         *          309,046
Randy S. Randall(11)                                                        287,191         *          287,191
Creation SA(12)                                                             274,120         *          274,120
Star Life Insurance Company (Cayman) #CI00259                               252,856         *          252,856
Mats Carlsson                                                               235,364         *          235,364

Parker Chapin LLP as Escrow Agent (13)                                      231,651         *          231,651
Paribas North America                                                       229,938         *          229,938
Malcolm Smith (14)                                                          228,572         *          228,572
Sten Carlsson                                                               209,737         *          209,737
Star Life Insurance Company (Cayman) #CI00258                               196,788         *          196,788
Remington Investment Strategies, L.P.                                       195,031         *          195,031
Finn O'Sullivan (15)                                                        191,785         *          191,785
Frances Randall                                                             191,460         *          191,460
James Chan (16)                                                             150,000         *          150,000
DET International Holding Ltd.                                              149,268         *          149,268
Pan Tang Wang                                                               125,988         *          125,988
Barefoot Investment, LLC                                                    121,243         *          121,243
McLamb Investment, LLC                                                      121,243         *          121,243
Spitfire Capital Partners, LP                                               115,833         *          115,833
Bruce Fleisher                                                              111,765         *          111,765
Delta Electronics Thailand                                                  110,034         *          110,034
Chiu-Hsia Chan Wu                                                           100,000         *          100,000
Skandinaviska Enskilda Banken AB                                             76,643         *           76,643
WK Technology Fund IV                                                        72,837         *           72,837
Ann O'Sullivan                                                               66,008         *           66,008
Tsai-Jung Chan                                                               65,619         *           65,619
Tsai-Hsun Chan                                                               65,619         *           65,619
BHC Interim Funding, L.P.                                                    65,596         *           65,596
Michael K. Hennessy                                                          64,503         *           64,503
Andreas Carlsson                                                             60,148         *           60,148
Daniel Carlsson                                                              60,148         *           60,148
William E. Myers, Jr.                                                        59,963         *           59,963
Tzu Min Tong                                                                 58,742         *           58,742
Susan Albright                                                               57,705         *           57,705
Thomas Albright                                                              57,240         *           57,240
WK Global Fund Limited                                                       57,088         *           57,088
R. Scott Enochs, Co-Trustee of the R. Scott Enochs Revocable Living
Trust dated 11/17/98                                                         53,176         *           53,176
Lightning Metal Specialties, Incorporated                                    51,143                     51,143
Gerard Tyrell (17)                                                           50,287         *           50,287
William J. Kidd                                                              48,527         *           48,527
Chin Chin Lin                                                                41,245         *           41,245
Benaroya Capital Company, LLC                                                39,038         *           39,038
Patrick J. Hennessy                                                          36,077         *           36,077
Jean-Christophe Pietri                                                       35,566         *           35,566
Dale Albright                                                                32,066         *           32,066
Ming Tarng Yu                                                                31,497         *           31,497
Li Hua Chan                                                                  31,497         *           31,497
Barbara H. Ritchey                                                           30,611         *           30,611
WK Technology Fund III                                                       29,528         *           29,528
Start Fund of Kera Oy                                                        28,209         *           28,209
Mastek Trading AB                                                            28,031         *           28,031
Fu Hsiun Lien                                                                26,903         *           26,903
Chang Lien Tseng                                                             26,497         *           26,497
Seymour Fleisher                                                             25,144         *           25,144
Henrik Carlsson                                                              23,667         *           23,667

Gustaf Carlsson                                                              23,667         *           23,667
Johan Carlsson                                                               23,667         *           23,667
Karin Carlsson                                                               23,667         *           23,667
Takaotec Corp                                                                22,407         *           22,407
Jon Lauck                                                                    20,501         *           20,501
Bo Sjunnesson (18)                                                           20,000         *           20,000
WK Technology Fund                                                           19,685         *           19,685
David W.M. Harvey                                                            19,626         *           19,626
WK Technology Fund II                                                        17,717         *           17,717
Erik Lekacz                                                                  16,819         *           16,819
Emmet Brady                                                                  15,086         *           15,086
Donato Clemente                                                              14,705         *           14,705
Gerard DeBiasi                                                               14,676         *           14,676
James Brum                                                                   14,142         *           14,142
Fluke Capital Management, LP                                                 13,696         *           13,696
Po Jen Huang                                                                 13,622         *           13,622
E.C. Sykes                                                                   13,090         *           13,090
Neven Rudman                                                                 12,838         *           12,838
William Fitch                                                                11,674         *           11,674
Jonelle Dickson Irrevocable Investment Trust                                 11,063         *           11,063
Jeffrey S. Dickson Irrevocable Investment Trust                              11,063         *           11,063
Jodi L. Dickson Irrevocable Investment Trust                                 11,063         *           11,063
Brian E. Sanderson                                                           11,002         *           11,002
Chien-Chih Fang                                                              10,938         *           10,938
Bruce Cox                                                                    10,773         *           10,773
Tim Perry                                                                    10,773         *           10,773
Mei-Ling Tai                                                                 10,748         *           10,748
Michael Whelton                                                              10,307         *           10,307
Rich Fortune Co.                                                              9,842         *            9,842
Van Holley                                                                    8,976         *            8,976
Lyndon Frame                                                                  8,976                      8,976
Bluegumm, LLC                                                                 8,778         *            8,778
Shih Liang Lin                                                                7,874         *            7,874
Byron S. Delman, as Trustee of the Evelyn Trust u/a/d December 31,
1990                                                                          7,863         *            7,863
Hsin Yi Wang                                                                  7,476         *            7,476
Kirlan I, LP                                                                  6,830         *            6,830
Kuen Yi Wu                                                                    6,561         *            6,561
Michael Jensen                                                                6,559         *            6,559
Daniel Hesse                                                                  6,559         *            6,559
B. William Bonnivier                                                          6,148         *            6,148
Timothy P. Block                                                              5,920         *            5,920
Dean Albright                                                                 5,760         *            5,760
Meng-Chuan Huang                                                              5,714         *            5,714
Shen-Lung Huang                                                               5,714         *            5,714
Larry Hotaling                                                                5,466         *            5,466
Jeffrey Huckabone                                                             5,160         *            5,160
Lee McLamb                                                                    5,125         *            5,125
Wayne Barefoot                                                                5,125         *            5,125
Margaret Metcalfe                                                             4,773         *            4,773
Michael S. Lassiter                                                           4,044         *            4,044


M. Warren Williams                                                            4,044         *            4,044
John Toor, Trustee of the Sacherman Family Trust dated 12/20/96               3,934         *            3,934
Shannon Smith, Trustee of the Smith Family Trust dated 12/25/96               3,934         *            3,934
Gregory C. Creech                                                             3,826         *            3,826
Wallace Hsu                                                                   3,444         *            3,444
Brian P. Kaneko                                                               3,323         *            3,323
John Vinci                                                                    3,126         *            3,126
William Clapp                                                                 2,623         *            2,623
Ken Wilemon                                                                   2,550         *            2,550
Chris Goddard                                                                 2,186         *            2,186
Sandra Jo Lioacono Irrevocable Investment Trust                               2,186         *            2,186
Joseph David Lioacono Irrevocable Investment Trust                            2,186         *            2,186
Donald Albright                                                               2,160         *            2,160
BT Alex Brown - Cust. FBO Edward B. Kibble - IRA                              2,059         *            2,059
Prentice Investment INN Limited Partnership                                   2,059         *            2,059
Juha Kuusama                                                                  2,000         *            2,000
Bryon S. Delman, as Trustee of the Lorraine Trust established under
the Arder Daughters' Trusts dated December 31, 1990                           1,965         *            1,965
Byron S. Delman, as Trustee of the Terri Trust established under the
Arder Daughters' Trusts dated December 31, 1990                               1,965         *            1,965
Byron S. Delman, as Trustee of the Carolyn Trust established under
the Arder Daughters' Trusts dated December 31, 1990                           1,965         *            1,965
Byron S. Delman, as Trustee of the Diane Trust established under the
Arder Daughters' Trusts dated December 31, 1990                               1,965         *            1,965
James Sacherman, Trustee of the Toor Family Trust dated 8/20/97               1,499         *            1,499
Victor Chung                                                                  1,478         *            1,478
Tommi Rasila                                                                  1,403         *            1,403
John Sichter                                                                  1,275         *            1,275
Ron F. Barauskas                                                              1,093         *            1,093
Candy Lin                                                                       984         *              984
Amilcare Berti (19)                                                             880         *              880
Ronald W. Arder Sr., as Trustee of the Ronald W. Arder Revocable
Trust dated April 19, 1988, as Restated September 23, 1991                      838         *              838
Hans Dotzler                                                                    838                        838
Arlen I. Prentice                                                               787         *              787
Edward B. Kibble                                                                682         *              682
Hamid Arjomand                                                                  574         *              574
Stephen J. Pratt                                                                441         *              441
Christy Balzer                                                                  393         *              393
Peter Abrams                                                                    328         *              328
Rich Blanton                                                                     49         *               49

------------
*  Less than 1%.

(1) Mr. Hui Shing Leong is a director of Flextronics, and was a director and shareholder of Neutronics until its acquisition by Flextronics. Includes 2,257,600 shares held by Great Empire Limited, an entity affiliated with Mr. Hui.

(2) Mr. Seppo Parhankangas was a director, officer and sole shareholder of Kyrel until its acquisition by Flextronics.

(3) KC Enclosures, LLC was a significant shareholder of Chatham prior to its acquisition by Flextronics.

(4) Moore Global Investments, Inc. was a significant shareholder of Chatham prior to its acquisition by Flextronics.

(5) Dennis and Diane Kottke were significant shareholders of PCB Assembly prior to its acquisition by Flextronics.

(6) Frank Dotzler was an officer, director, shareholder member and/or partner of Lightning Metal Specialties, Incorporated, Coating Technologies, Inc., Lightning Tool and Design, Inc., Lightning Metal Specialties E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd., Lightning Manufacturing Solutions Texas, L.L.C., Lightning Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80 Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd, L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II Partnership.

(7) Ron Arder, Jr. was an officer, director, shareholder member and/or partner of Lightning Metal Specialties, Incorporated, Coating Technologies, Inc., Lightning Tool and Design, Inc., Lightning Metal Specialties E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd., Lightning Manufacturing Solutions Texas, L.L.C., Lightning Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80 Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd, L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II Partnership.

(8) Neil Chan is a director and officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics.

(9) James Sacherman is a director and officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 4,371 shares held by John Toor, Trustee of the Sacherman Family Trust dated 12/20/96.

(10) John Toor is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 1,665 shares held by James Sacherman, Trustee of the Toor Family Trust dated 8/20/97.

(11) Randy S. Randall is a director of a subsidiary of Flextronics and was an officer, director and majority shareholder of Photonic Packaging Technologies prior to its acquisition by Flextronics.

(12) Creation SA was a significant shareholder of San Marco Engineering prior to its acquisition by Flextronics. Does not include 880 shares held by Amilcare Berti.

(13) Represents shares held by Parker Chapin LLP in its capacity as escrow agent pursuant to an escrow agreement between Parker Chapin and certain shareholders of Chatham, and pursuant to an escrow agreement between Parker Chapin and all shareholders of Chatham.

(14) Malcolm Smith is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 4,371 shares held by Shannon Smith, Trustee of the Smith Family Trust dated 12/25/96.

(15) Finn O'Sullivan is a director of a subsidiary of Flextronics and was a director and shareholder of IEC Holdings prior to its acquisition by Flextronics.

(16) James Chan is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics.

(17) Gerard Tyrell was a director and shareholder of IEC Holdings prior to its acquisition by Flextronics.

(18) Bo Sjunnesson is an officer of a subsidiary of Flextronics, and was a director, officer and the sole shareholder of Energipilot prior to its acquisition by Flextronics.

(19) Amilcare Berti was a director, officer and shareholder of San Marco Engineering prior to its acquisition by Flextronics. Does not include 274,120 shares held by Creation SA, an entity controlled by Amilcare Berti.


                              PLAN OF DISTRIBUTION

        The selling shareholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses, block transactions or short sales) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges or short sales) or in the over-the-counter market, or in a combination of these transactions. These transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with Flextronics' consent, by donees or pledgees of the selling shareholders, or by other persons acquiring shares who wish to offer and sell shares under circumstances requiring or making desirable its use.

        The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

        We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder.

        The shares offered under this prospectus were originally issued to former shareholders of Chatham Technologies, Inc., IEC Holdings Ltd., Lightning Metal Specialties, Incorporated, Coating Technologies, Inc., Lightning Tool and Design, Inc., Lightning Metal Specialties E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd., Lightning Manufacturing Solutions Texas, L.L.C., Lightning Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80 Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd, L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II Partnership, Photonic Packaging Technologies, Inc., Palo Alto Products International Pte Ltd, Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Sri, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oyj, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. in connection with the acquisitions of these companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder. In connection with these acquisitions, we agreed to register the ordinary shares offered under this prospectus under the Securities Act.

                                  LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.


                                     EXPERTS

        Our consolidated financial statements and our supplemental consolidated financial statements and schedules appearing in our Current Reports (Form 8-K) filed with the SEC on September 19, 2000 have been audited by Arthur Andersen

LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants. The financial statements and supporting schedules referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

                       -----------------------------------

                                   PROSPECTUS

                      -----------------------------------









                                __________, 2000

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC registration fee................................. $196,430.36
         Printing and engraving expenses...................... $7,500.00
         Legal expenses....................................... $20,000
         Blue sky expenses.................................... $5,000
         Accounting fees and expenses......................... $15,000
         Miscellaneous........................................ $2,069.64
                                                               -----------
             Total............................................ $246,000.00

ITEM 15. Indemnification of Directors and Officers.

        Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

        In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, or for any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

        Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

        Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

ITEM 16.  Exhibits.

 EXHIBIT
  NUMBER       EXHIBIT TITLE
  ------       -------------
   2.1         Exchange Agreement dated October 19, 1997 by and among the
               Registrant, Neutronics Electronic Industries Holding A.G. and the
               named shareholders of Neutronics Electronic Industries Holding
               A.G. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the
               Commission upon request. (Incorporated by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K for event reported on October 30, 1997.)

   2.2         Exchange Agreement dated as of June 11, 1999 among the
               Registrant, Flextronics Holding Finland Oyj, Kyrel EMS Oyj, and
               Seppo Parhankangas. Certain schedules have been omitted. The
               Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.)

   2.3         Agreement And Plan of Reorganization among Flextronics
               International Ltd., Chatham Acquisition Corporation, and Chatham
               Technologies, Inc. dated July 31, 2000. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
               (Incorporated by reference to Exhibit 2.1 of the Registrant's
               Current Report on Form 8-K filed with the SEC on September 15,
               2000.)

   2.4         Agreement and Plan of Reorganization dated August 31, 2000 among
               Flextronics, Lightning Metal Acquisition Corp., Coating
               Acquisition Corp., Lightning Tool Acquisition Corp., Lightning
               Metal Specialties, Incorporated, Coating Technologies, Inc.,
               Lightning Tool and Design, Inc., Lightning Metal Specialties
               E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd.,
               Lightning Manufacturing Solutions Texas, L.L.C., Lightning
               Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80
               Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd,
               L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II
               Partnership, and shareholders and members of such companies.
               Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

   4.1 Memorandum of Association of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration
               Statement on Form S-1, No. 33-74622.)

   4.2 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Registration
               Statement on Form S-4, No. 33-85842.)

   4.3 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)

   4.4         U.S. Dollar Indenture dated as of June 29, 2000 between
               Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for fiscal year ended
               March 31, 2000.)

   4.5         Euro Indenture dated as of June 29, 2000 between Registrant and
               Chase Manhattan Bank and Trust Company, N.A., as trustee.
               (Incorporated by reference to Exhibit 4.2 of the Registrant's
               Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

   5.1 Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

   5.2 Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

   23.1        Consent of Arthur Andersen LLP, Independent Public Accountants.

   23.2        Consent of Deloitte & Touche LLP, Independent Auditors.

   23.3        Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   23.4        Consent of Allen & Gledhill (included in Exhibit 5.1).

   23.5        Consent of Allen & Gledhill (included in Exhibit 5.2).

   24.1 Power of Attorney (included in the signature page of this Registration Statement).

ITEM 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 19th day of September, 2000.

                                       FLEXTRONICS INTERNATIONAL LTD.

                                       By:        /s/ Michael E. Marks
                                          ------------------------------------
                                              Michael E. Marks
                                              Chairman of the Board,
                                              Chief Executive Officer and
                                              Authorized U.S. Representative


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael E. Marks and Robert R.B. Dykes and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including any and all amendments, including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                  TITLE                                    DATE
---------                                                  -----                                    ----
       /s/ Michael E. Marks                 Chairman of the Board, and Chief Executive         September 19, 2000
-----------------------------------         Officer (principal executive officer)
     Michael E. Marks

         /s/ Tsui Sung Lam                  Director                                           September 19, 2000
-----------------------------------
     Tsui Sung Lam

       /s/ Robert R.B. Dykes                President, Systems Group and Chief                 September 19, 2000
-----------------------------------         Financial Officer (principal financial
     Robert R.B. Dykes                      officer)

        /s/ Thomas J. Smach                 Vice President, Finance (principal                 September 19, 2000
-----------------------------------         accounting officer)
          Thomas J. Smach


   /s/ Michael J. Moritz                    Director                                           September 19, 2000
-----------------------------------
     Michael J. Moritz

       /s/ Richard L. Sharp                 Director                                           September 19, 2000
-----------------------------------
     Richard L. Sharp

         /s/ Patrick Foley                  Director                                           September 19, 2000
-----------------------------------
     Patrick Foley

    /s/ Chuen Fah Alain Ahkong              Director                                           September 19, 2000
-----------------------------------
     Chuen Fah Alain Ahkong

        /s/ Hui Shing Leong                 Director                                           September 19, 2000
-----------------------------------
     Hui Shing Leong

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER       EXHIBIT TITLE
  ------       -------------
   2.1         Exchange Agreement dated October 19, 1997 by and among the
               Registrant, Neutronics Electronic Industries Holding A.G. and the
               named shareholders of Neutronics Electronic Industries Holding
               A.G. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the
               Commission upon request. (Incorporated by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K for event reported on October 30, 1997.)

   2.2         Exchange Agreement dated as of June 11, 1999 among the
               Registrant, Flextronics Holding Finland Oyj, Kyrel EMS Oyj, and
               Seppo Parhankangas. Certain schedules have been omitted. The
               Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.)

   2.3         Agreement And Plan of Reorganization among Flextronics
               International Ltd., Chatham Acquisition Corporation, and Chatham
               Technologies, Inc. dated July 31, 2000. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
               (Incorporated by reference to Exhibit 2.1 of the Registrant's
               Current Report on Form 8-K filed with the SEC on September 15,
               2000.)

   2.4         Agreement and Plan of Reorganization dated August 31, 2000 among
               Flextronics, Lightning Metal Acquisition Corp., Coating
               Acquisition Corp., Lightning Tool Acquisition Corp., Lightning
               Metal Specialties, Incorporated, Coating Technologies, Inc.,
               Lightning Tool and Design, Inc., Lightning Metal Specialties
               E.M.F., Ltd., Lightning Manufacturing Solutions-Europe, Ltd.,
               Lightning Manufacturing Solutions Texas, L.L.C., Lightning
               Logistics, L.L.C., Papason, L.L.C., 200 Scott Street, L.L.C., 80
               Scott Street, L.L.C., 230 Scott Street, L.L.C., 1350 Lively Blvd,
               L.L.C., D.A.D. Partnership, S.O.N. Partnership, S.O.N. II
               Partnership, and shareholders and members of such companies.
               Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

   4.1 Memorandum of Association of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration
               Statement on Form S-1, No. 33-74622.)

   4.2 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Registration
               Statement on Form S-4, No. 33-85842.)

   4.3 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)

   4.4         U.S. Dollar Indenture dated as of June 29, 2000 between
               Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for fiscal year ended
               March 31, 2000.)

   4.5         Euro Indenture dated as of June 29, 2000 between Registrant and
               Chase Manhattan Bank and Trust Company, N.A., as trustee.
               (Incorporated by reference to Exhibit 4.2 of the Registrant's
               Annual Report on Form 10-K for fiscal year ended March 31, 2000.)

   5.1 Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

   5.2 Opinion of Allen & Gledhill with respect to the ordinary shares being registered.

   23.1        Consent of Arthur Andersen LLP, Independent Public Accountants.

   23.2        Consent of Deloitte & Touche LLP, Independent Auditors.

   23.3        Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   23.4        Consent of Allen & Gledhill (included in Exhibit 5.1).

   23.5        Consent of Allen & Gledhill (included in Exhibit 5.2).

   24.1 Power of Attorney (included in the signature page of this Registration Statement).